Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports First Quarter Fiscal 2023 Results
Net Income of $5.2 Million and Total Assets Top $2 Billion

Albany, N.Y. – November 9, 2022 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), the parent company of Pioneer Bank (the “Bank”) today reported the results for the quarter ended September 30, 2022, which is the first quarter of Pioneer’s fiscal year ended June 30, 2023.  Net income for the three months ended September 30, 2022 was $5.2 million, or $0.21 per basic and diluted share, as compared to $1.4 million, or $0.05 per basic and diluted share for the three months ended September 30, 2021.

Total consolidated assets for Pioneer were $2.07 billion at September 30, 2022, primarily consisting of $1.02 billion of net loans, $513.9 million of securities available for sale and $402.9 million of cash and cash equivalents. Consolidated deposits totaled $1.78 billion at September 30, 2022, consisting of retail, commercial and municipal customer relationships.

First Quarter of 2023 (Quarter Ended September 30, 2022) Highlights

●	Net income for the quarter ended September 30, 2022 was $5.2 million, or $0.21 per basic and diluted share.
●	Total assets top $2 billion at September 30, 2022 for the first time in Pioneer’s history.
●	Net interest margin increased 81 basis points to 3.23% for the quarter ended September 30, 2022 from the quarter ended September 30, 2021.
●	Net interest income increased $4.4 million, or 43.4%, to $14.7 million for the quarter ended September 30, 2022 from the quarter ended September 30, 2021.
●	Net loans receivable increased $37.1 million, or 3.8%, to $1.02 billion at September 30, 2022 from $982.6 million at June 30, 2022.

Thomas Amell, President and CEO stated “First quarter results were solid and up from the corresponding quarter in the prior year.  Pioneer is well positioned to benefit from the rising interest rate environment as can be seen from the growth in our net interest income and our net interest margin expansion during the quarter.  We continue to execute on our strategy of becoming “More Than a Bank” and understand that the future of financial services relies heavily on fulfilling our customers’ needs by providing an unparalleled level of personal service and a comprehensive approach to their finances.”

Selected highlights at and for the three months ended September 30, 2022 are as follows:

Net Interest Income and Margin

Net interest income increased $4.4 million, or 43.4%, to $14.7 million for the three months ended September 30, 2022 compared to $10.2 million for the three months ended September 30, 2021. The increase was a result of a 79 basis points increase in the net interest rate spread to 3.15% for the three months ended September 30, 2022 from 2.36% for the three months ended September 30, 2021. Net interest margin increased 81 basis points to 3.23% for the three months ended September 30, 2022 from 2.42% for the three months ended September 30, 2021. Net interest-earning assets increased by $87.8 million to $745.9 million for the three months ended September 30, 2022 from $658.1 million for the three months ended September 30, 2021.

Interest and dividend income increased $4.6 million, or 43.1%, to $15.2 million for the three months ended September 30, 2022, from $10.6 million for the three months ended September 30, 2021 due to increases in interest income on loans, securities and interest-earning deposits with banks. The increase was the result of an 83 basis points increase in the average yield on interest-earning assets to 3.34% for the three months ended September 30, 2022, from 2.51% for the three months ended September 30, 2021. The increase in the average yield on interest-earning assets was driven by a significant increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.  Average interest-earning assets also increased by $132.7 million from $1.69 billion for the three months ended September 30, 2021 to $1.83 billion for the three months ended September 30, 2022.

Interest expense increased $137,000, or 36.0%, to $518,000 for the three months ended September 30, 2022 from $381,000 for the three months ended September 30, 2021 as a result of an increase in interest expense on borrowings and other, as well as, on deposits. The increase was primarily due to a four basis points increase in the average cost of interest-bearing liabilities to 0.19% for the three months ended September 30, 2022 from 0.15% for the three months ended September 30, 2021, as well as, a $44.9 million increase in the average balance of interest-bearing liabilities.

Asset Quality and Loan Loss Provision

Provision for loan losses was $120,000 for the three months ended September 30, 2022, as compared to $250,000 for the three months ended September 30, 2021. The decrease in provision was primarily due to improved credit quality and lower net charge-offs.

Net charge-offs decreased to $75,000 for the three months ended September 30, 2022, compared to $438,000 for the three months ended September 30, 2021.

Nonperforming assets decreased to $12.1 million, or 0.58% of total assets, at September 30, 2022, compared to $20.6 million, or 1.05% of total assets, at September 30, 2021. The allowance for loan losses was $22.6 million, or 2.17% of total loans outstanding, at September 30, 2022 and $23.1 million, or 2.15% of total loans outstanding, at September 30, 2021.

Noninterest Income and Noninterest Expense

Noninterest income increased $605,000, or 18.9%, to $3.8 million for the three months ended September 30, 2022 from $3.2 million for the three months ended September 30, 2021. The increase was primarily due to an increase in bank-owned life insurance income of $460,000 and an increase in insurance and wealth management services of $173,000. The increase in bank-owned life insurance income was due to a gain recognized from a death benefit. The increase in insurance and wealth management revenue was primarily due to the recent wealth management acquisitions.

Noninterest expense increased $454,000, or 4.0%, to $11.9 million for the three months ended September 30, 2022 as compared to $11.4 million for the three months ended September 30, 2021. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $367,000. Salaries and employee benefits expense primarily increased due to compensation expense from annual merit increases.

Income Taxes

Income tax expense increased $843,000 to $1.3 million for the three months ended September 30, 2022 from $414,000 for the three months ended September 30, 2021, due to an increase in income before income taxes. Our effective tax rate was 19.4% for the three months ended September 30, 2022 compared to 23.4% for the three months ended

September 30, 2021. The decrease in our effective tax rate was primarily due to the increase in tax-exempt income for the three months ended September 30, 2022 as compared to the prior year period.

Balance Sheet Summary

Total assets increased $105.4 million, or 5.4%, to $2.07 billion at September 30, 2022 from $1.96 billion at June 30, 2022. The increase was due primarily to an increase of $37.1 million, or 3.8%, in net loans receivable, an increase of $32.1 million, or 6.7% in securities available for sale and an increase of $26.8 million, or 7.1% in cash and cash equivalents.

Net loans receivable of $1.02 billion at September 30, 2022 increased $37.1 million, or 3.8%, from $982.6 million at June 30, 2022. By loan category, one-to four-family residential real estate loans increased by $32.3 million, or 12.0%, to $302.6 million at September 30, 2022 from $270.3 million at June 30, 2022, commercial real estate loans increased $6.5 million, or 1.4%, to $460.0 million at September 30, 2022 from $453.5 million at June 30, 2022, commercial construction loans increased by $5.1 million, or 7.1%, to $76.2 million at September 30, 2022 from $71.1 million at June 30, 2022 and home equity loans and lines of credit increased by $755,000, or 0.9%, to $82.0 million at September 30, 2022 from $81.2 million at June 30, 2022. These increases were partially offset by a decrease in commercial and industrial loans of $5.7 million, or 5.5%, to $97.5 million at September 30, 2022 from $103.2 million at June 30, 2022 and a decrease in consumer loans by $2.2 million, or 10.0%, to $20.1 million at September 30, 2022 from $22.3 million at June 30, 2022.

The increase in one-to four-family residential real estate loans and commercial real estate loans were both related to loan funding outpacing loan payoffs. The increase in commercial construction loans was related to the funding of loan commitments which outpaced payoffs and conversion of loans to permanent financing. The decrease in commercial and industrial loans was primarily related to reduced line of credit utilization during the three months ended September 30, 2022, as well as, forgiveness of PPP loans which declined $1.6 million from $1.8 million at June 30, 2022 to $191,000 at September 30, 2022. The decrease in consumer loans was primarily related to reduced line of credit utilization during the three months ended September 30, 2022.

Securities available-for-sale increased $32.1 million, or 6.7%, to $513.9 million at September 30, 2022 from $481.8 million at June 30, 2022. The increase was primarily due to purchases of U.S Government and agency obligations during the three months ended September 30, 2022.

Deposits increased $98.7 million, or 5.9%, to $1.78 billion at September 30, 2022 from $1.68 billion at June 30, 2022. The increase in deposits was primarily related to an increase in non-interest bearing demand accounts of $114.8 million, or 19.3%, to $708.3 million at September 30, 2022 from $593.5 million at June 30, 2022 and an increase in demand accounts of $40.1 million, or 21.9%, to $222.9 million at September 30, 2022 from $182.8 million at June 30, 2022. These increases were partially offset by a decrease in money market accounts of $42.5 million, or 8.5%, to $454.7 million at September 30, 2022 from $497.2 million at June 30, 2022, a decrease in savings accounts of $2.3 million, or 0.7%, to $324.0 million at September 30, 2022 from $326.3 million at June 30, 2022 and a decrease in certificates of deposit of $11.4 million, or 14.2%, to $69.2 million at September 30, 2022 from $80.6 million at June 30, 2022.

The increase in non-interest-bearing demand accounts and interest-bearing demand accounts was primarily related to growth in municipal deposits due to seasonality. The decrease in money market accounts was principally related to outflows in municipal depositor accounts. The decrease in certificates of deposit was primarily due to the maturity of various accounts.

Shareholders’ equity decreased $918,000, or 0.4%, to $241.7 million at September 30, 2022 from $242.6 million at June 30, 2022 primarily as a result of an increase in unrealized holding losses on securities available for sale of $6.3 million due to the increase in interest rates, largely offset by net income of $5.2 million for the three month period ended September 30, 2022.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a $2.1 billion bank holding company whose wholly owned subsidiary is Pioneer Bank. The Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc.  Pioneer provides diversified financial services through the Bank and its subsidiaries, with 22 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2022, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	September 30,	June 30,
	2022	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	2,069,590	1,964,229
Cash and cash equivalents	402,869	376,060
Securities available for sale	513,870	481,790
Securities held to maturity	23,849	23,952
Equity securities	2,000	2,039
Federal Home Loan Bank stock	1,126	1,091
Loans, net of allowance for loan losses	1,019,636	982,566
Bank-owned life insurance	16,483	17,165
Premises and equipment, net	43,322	38,018
Deposits	1,779,022	1,680,283
Shareholders' equity	241,709	242,627

	At or For the three months
	Ended September 30,
	2022	2021

	(In thousands except for per share amounts)
Selected Operating Data:
Interest income	$15,192	$10,616
Interest expense	518	381
Net interest income	14,674	10,235
Provision for loan losses	120	250
Net interest income after provision for loan losses	14,554	9,985
Noninterest income	3,805	3,200
Noninterest expense	11,868	11,414
Income before taxes	6,491	1,771
Income tax expense	1,257	414
Net income	$5,234	$1,357

Basic and diluted earnings per share	$0.21	$0.05
Weighted average shares outstanding	25,143,924	25,093,008

	At or For the Three Months Ended
	September 30,
	2022	2021
Performance Ratios:
Return on average assets	1.05%	0.29%
Return on average equity	8.49%	2.26%
Interest rate spread (1)	3.15%	2.36%
Net interest margin (2)	3.23%	2.42%
Non-interest expenses to average assets	2.39%	2.47%
Efficiency ratio (3)	64.22%	84.96%
Average interest-earning assets to average interest-bearing liabilities	169.03%	163.54%

Capital Ratios (4):
Average equity to average assets	12.42%	13.00%
Total capital to risk weighted assets	18.95%	18.31%
Tier 1 capital to risk weighted assets	17.69%	17.04%
Common equity tier 1 capital to risk weighted assets	17.69%	17.04%
Tier 1 capital to average assets	9.74%	9.78%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	2.17%	2.15%
Allowance for loan losses as a percentage of non-performing loans	187.10%	117.27%
Net charge-offs to average outstanding loans during the period	0.01%	0.16%
Non-performing loans as a percentage of total loans	1.16%	1.84%
Non-performing loans as a percentage of total assets	0.58%	1.00%
Total non-performing assets as a percentage of total assets	0.58%	1.05%

Other:
Number of offices	22	22
Number of full-time equivalent employees	259	241

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.